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                                                                     Exhibit 3.3

                         CERTIFICATE OF AMENDMENT TO THE
                    AMENDED AND RESTATED OPERATING AGREEMENT
                        OF AMERICAN ROCK SALT COMPANY LLC

        THIS CERTIFICATE OF AMENDMENT, dated as of the 11th day of June, 2001 to that certain Amended and Restated Operating Agreement dated October 28, 1998 (the "Operating Agreement") of American Rock Salt Company LLC, a limited liability company formed under the laws of the State of New York (the "Company").

        At a meeting of the Members of the Company duly held on June 11, 2001, and at which a quorum of the Members was present in person or by proxy, the Operating Agreement was amended by a vote of the holders of not less than 67% of the Common Units of the Company as follows:

        1. A new Section 11.2.7 was added and reads in its entirety as follows:

                11.2.7 by a Founder who, immediately prior to the proposed transfer of Class F Units owned by such Founder, owns 380 or fewer Class F Units (i.e., 2% or less of the Common Units of the Company).

        2. The Operating Agreement was amended by virtue of an amendment to the Membership Unit Purchase Plan (which appears as Exhibit C to the Operating Agreement) that will have the effect, in the single instance of the Company's agreements with Danny Wooton (if any), of permitting variances from otherwise applicable vesting and promissory note maturity date requirements of the MUP Plan, all as set forth in the Purchase Agreement approved by the Company's Executive Committee and to be entered into between Wooton and the Company.

        3. Except as expressly amended at such meeting, the Operating Agreement was in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof are and shall remain in full force and effect, and this Amendment and all of its terms, provisions and conditions shall be deemed to be a part of the Operating Agreement.

        A record of the proceedings of said meeting, including a records of the votes cast and the tabulation thereof, has been retained in the official records of the Company.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate and affirmed the truth of the statements herein set forth on the 11th day of June, 2001.

                                              /s/ Joseph G. Bucci
                                              ----------------------------------
                                              Joseph G. Bucci, Manager and
                                              Member of the Executive Committee

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                                              /s/ Gunther K. Buerman
                                              ----------------------------------
                                              Gunther K. Buerman, Manager and
                                              Member of the Executive Committee

                                              /s/ Neil L. Cohen
                                              ----------------------------------
                                              Neil L. Cohen, Manager and
                                              Member of the Executive Committee